EXHIBIT 99.1

PAINCARE EXECUTES DEFINITIVE AGREEMENT TO MANAGE

SPINE & PAIN CENTER OF BISMARCK, NORTH DAKOTA

Based on Historical Performance, Management of Pain Management Practice Expected to

Contribute A Minimum of $1.2 Million in Annual Revenue and $500,000 in

Annual Cash Flow to PainCare

ORLANDO, FL – (PR Newswire) December 23, 2003 – PainCare Holdings, Inc. (AMEX:PRZ) today announced that the Company has formally executed a Definitive Merger Agreement and a Definitive Management Agreement with the Spine & Pain Center, a private pain management practice based in Bismarck, North Dakota that has specialized in the delivery of physical medicine, pain management and orthopedic rehabilitation since being established in 1996.

As of the closing, which is scheduled to occur today, the Company will merge with the business corporation owning the non-medical assets of Spine & Pain Center and will provide ongoing management and administrative services to a newly formed successor of Spine & Pain Center’s medical practice. Subject to certain yet undetermined post-closing adjustments, if any, the purchase price will consist of $625,000 in cash and 277,778 shares of PainCare’s common stock valued at $2.25 per share, which was the approximate value of the Company’s stock on the date it entered into the Letter of Intent with Spine & Pain Center. PainCare may also make additional payments of up to $1,250,000 in cash and common stock if certain net earnings goals are achieved in each of the first three fiscal years following the closing.

Founded by Michael P. Martire', M.D., a board certified physiatrist, Spine & Pain Center has administered over 6000 patient visits each year. Following closing, Dr. Martire'’s newly formed Spine, Orthopedic and Pain Center will be managed by PainCare and is expected to contribute a minimum of $1.2 million in annual revenue and $500,000 in annual cash flow to PainCare. Following the closing, PainCare intends to immediately execute its “Three Pillar” growth strategy at Spine, Orthopedic and Pain Center providing for the expansion of its medical service offerings to include minimally invasive spine surgery.

Spine & Pain Center will mark the seventh acquisition transaction completed by PainCare since its founding in 2000. Currently, the Company has four additional physician practices under Letters of Intent that PainCare’s management team expects to acquire in succession in December 2003 and January 2004. As the acquisitions are completed, details will be announced.

About PainCare Holdings, Inc.

Founded in Orlando, Florida in 2000, PainCare specializes in the cost-effective delivery of high-tech pain relief through Minimally Invasive Surgery, Pain Management technologies and Orthopedic Rehabilitation. The Company has established and is aggressively expanding a network of orthopedic rehabilitation, spine surgery and pain management centers across North America to serve the pain care market. PainCare has built a professional healthcare organization comprised of many internationally renowned pain management physicians, neuro- and orthopedic surgeons, and physiatrists with centers found in Florida, Colorado, Missouri and Canada.

In addition, PainCare markets a proprietary, turnkey orthopedic rehabilitation program, called MedX-Direct, to the nation’s leading orthopedic surgery, neuro-surgery, physiatry and pain management practices, which provides the most advanced testing, strengthening and rehabilitation utilizing state-of-the-art MedX equipment installed on-site at each physician practice. To date, PainCare has deployed or is in the process of deploying 28 Med-X Direct programs throughout North America.

For more information on PainCare, please visit the Company web site at www.paincareholdings.com.

This press release may contain forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated including the following: insufficient capital to expand business; market acceptance of new products and services; management’s ability to effectively launch new products in a timely and cost efficient manner; governmental regulation and legal uncertainties; ability to manage growth and to respond to rapid technological change; competitive pressures; costs or difficulties related to the integration of businesses, if any, acquired or that may be acquired, may be greater than expected; operating costs or customer loss and business disruption following future mergers and acquisitions may be greater than expected; general economic or business conditions; and any changes in the securities market. For a detailed description of these and other cautionary factors that may affect PainCare’s future results, please refer to PainCare’s filings with the Securities Exchange Commission, especially in the “Factors Affecting Operating Results and Market Price of Securities” included in the Company’s most recent filings filed with the Securities Exchange Commission.

AT PAINCARE,

Stephanie Noiseux, Elite Financial Communications Group, LLC

407-585-1080 or via email at steph@efcg.net